Exhibit 23.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

August 28, 2012

Lone Pine Resources Inc.

Lone Pine Resources Canada Ltd.

Suite 1100, 640 - 5th Avenue SW

Calgary, Alberta, Canada T2P 3G4

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, and to the incorporation by reference of information from our “Appraisal Report as of December 31, 2011 on Certain Properties owned by Lone Pine Resources Canada, Ltd. SEC Case” (our Report), which appears in the Lone Pine Resources Annual Report on Form 10-K for the year ended December 31, 2011, in the Registration Statement on Form S-4 of Lone Pine Resources Inc., to be filed on or about this date.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716